Exhibit (h)(3)(iv)

SCHEDULE A

(updated as of April 20, 2009)

New Funds

Fund Name	Expense Limitation Expiration Date	Recoupment Period Expiration Date
Allianz RCM Global Water Fund	11/30/08	11/30/11
Allianz RCM Global EcoTrendsSM Fund*	11/30/08	11/30/11
Allianz NACM Global Equity 130/30 Fund**	3/31/10	11/30/13
Allianz RCM All Horizons Fund	3/31/10	11/30/13
Allianz RCM Disciplined Equity Fund	3/31/10	11/30/13
Allianz RCM International Opportunities Fund	3/31/10	11/30/13
Allianz NACM International Growth Fund	3/31/10	11/30/13
Allianz Global Investors Solutions Retirement Income Fund	3/31/10	11/30/13
Allianz Global Investors Solutions 2015 Fund	3/31/10	11/30/13
Allianz Global Investors Solutions 2020 Fund	3/31/10	11/30/13
Allianz Global Investors Solutions 2030 Fund	3/31/10	11/30/13
Allianz Global Investors Solutions 2040 Fund	3/31/10	11/30/13
Allianz Global Investors Solutions 2050 Fund	3/31/10	11/30/13
Allianz Global Investors Solutions Growth Allocation Fund	3/31/10	11/30/13
Allianz NFJ Global Dividend Value Fund	3/31/10	11/30/13

*	The expense reimbursement period begins upon the Allianz RCM Global EcoTrendsSM Fund’s commencement of operations as a series of the Trust.
**	The “Attributable Class Operating Expenses” and “Effective Class Operating Expenses” of the Allianz NACM Global Equity 130/30 Fund are deemed to include interest on securities sold short and substitute dividend expenses on securities sold short.

[Signatures follow.]

Schedule A to Expense Limitation Agreement

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 20th day of April, 2009.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Executive Vice President

Schedule A to Expense Limitation Agreement – Signature Page